Exhibit 99.1

Focus Financial Partners Reports Third Quarter 2019 Results

Year-Over-Year Revenue Growth above 30%
Strong Results Across All Key Metrics

New York, New York — November 7, 2019 — Focus Financial Partners Inc. (Nasdaq: FOCS) (“Focus Inc.”, “Focus”, the “Company”, “we”, “us” or “our”), a leading partnership of independent, fiduciary wealth management firms, today reported results for its third quarter ended September 30, 2019.

Third Quarter 2019 Highlights

•                  Total revenues of $316.6 million, reflecting year-over-year growth of 34.3%

•                  Organic revenue growth(1) rate of 22.4% year-over-year

•                  GAAP net income of $0.4 million

•                  GAAP basic and diluted net income per share of $0.03

•                  Adjusted Net Income(2) of $45.6 million, 33.7% higher than the prior year quarter

•                  Adjusted Net Income Per Share(2) of $0.62, reflecting year-over-year growth of 34.8%

•                  Closed on incremental $350.0 million Term Loan, using proceeds to repay outstanding Revolver borrowings

•                  Re-affirming annual growth targets of 20% for revenues and Adjusted Net Income Per Share(2)

•                  Resetting targeted Net Leverage Ratio(3) of 3.5x — 4.5x

(1)         Please see footnote 2 under “How We Evaluate Our Business” later in this press release.

(2)         Non-GAAP financial measures. Please see “Reconciliation of Non-GAAP Financial Measures” later in this press release for a reconciliation and more information on these measures.

(3)         Please see footnote 6 under “How We Evaluate Our Business” later in this press release.

“We delivered excellent results in the third quarter of this year, capping a very strong first nine months,” said Rudy Adolf, Founder, CEO and Chairman. “We further extended our track record, increased our market share and generated revenue and earnings growth at industry-leading levels. We have an outstanding portfolio of 63 partner firms that excel in wealth management and are platforms for industry consolidation. Our firms are making solid progress against their strategic initiatives, which are centered on building scale to accelerate revenue growth and ensure high client and principal retention. We head into year-end with no shortage of high quality transactions and our momentum remains strong. We are excited about the growth prospects for our business in 2020.”

“We again generated year-over-year growth for the quarter in excess of 30% for revenues and Adjusted Net Income Per Share, well above our stated annual targets of 20% growth for each,” said Jim Shanahan, Chief Financial Officer. “Our results reflect our ongoing investment in wealth management businesses that create a strategic competitive advantage for Focus and our partner firms. We will continue to position our partner firms to achieve scale and deliver enduring value well into the future. As we begin to de-lever in 2020, with the goal of operating within a range of 3.5x to 4.5x, we will balance growth with managing our capital resources, while maintaining sufficient flexibility to invest in the future growth of our firm. We believe that 20% revenue and Adjusted Net Income Per Share growth rates are the appropriate annual targets for our business, on average and over time.”

Presentation

This press release presents our results of operations and financial position, including consolidation of our investment in Focus Financial Partners, LLC (“Focus LLC”), since July 30, 2018.  Prior to July 30, 2018, the closing date of our initial public offering (“IPO”), the financial statements included herein represent those of Focus LLC. The financial results of Focus Inc. prior to July 30, 2018 have not been included in these financial statements as it had not engaged in any business activities during such period. Accordingly, these results do not purport to reflect what the results of operations of Focus Inc. would have been had Focus Inc.’s IPO and related transactions occurred prior to July 30, 2018.

2019 Third Quarter Financial Highlights

Total revenues were $316.6 million, 34.3%, or $80.9 million higher than the third quarter of the prior year.  The primary driver of this increase was revenue growth from our existing partner firms of approximately $55.2 million. The majority of this increase was driven by higher wealth management fees, which includes the effect of mergers completed by our partner firms in the last twelve months. The balance of the increase of $25.7 million was due to revenue from new partner firms acquired over the twelve months ended September 30, 2019.

An estimated 73%, or approximately $229.7 million of total revenues were correlated to the financial markets, of which 70%, or approximately $160.8 million, were generated from advance billings. The remaining 27%, or approximately $86.9 million, were not correlated to the markets. These revenues typically consist of fixed fees for investment advice, tax fees and family office type services, primarily for high and ultra-high net worth clients. In excess of 95% of total revenues were fee-based and recurring.

Year-over-year organic revenue growth(1) was 22.4%, higher than the 9.7% for the prior year quarter, reflecting the positive impact of the 26 mergers we completed over the twelve months ended September 30, 2019. We anticipate that our organic revenue growth for the fourth quarter of 2019 will be in excess of 15%.

GAAP net income increased to $0.4 million compared to a net loss of $38.9 million in the prior year quarter. Adjusted Net Income(2) was $45.6 million, an increase of 33.7%, or $11.5 million over the prior year quarter. Adjusted Net Income Per Share(2) was $0.62 per share, $0.16, or 34.8%, higher year-over-year, reflecting our acquisition momentum over the past year.

2019 Year-to-Date Financial Highlights

Total revenues were $878.1 million, 32.4%, or $214.7 million higher than the first nine months of the prior year. The primary driver of this increase was revenue growth from our existing partner firms of approximately $160.1 million. The majority of this growth was driven by higher wealth management fees, which includes the effect of mergers completed by our partner firms in the last twelve months, as well as a full period of revenue recognized during the first nine months of 2019 for partner firms that were acquired in the first nine months of 2018. The balance of the increase of $54.6 million was due to revenue from new partner firms acquired over the twelve months ended September 30, 2019.

Organic revenue growth(1) for the first nine months of 2019 was 13.8%, relatively consistent with 14.3% for the prior year period.

GAAP net income increased to $0.7 million compared to a net loss of $58.6 million in the prior year period. Adjusted Net Income(2) was $122.6 million, an increase of 38.4%, or $34.0 million over the prior year period. Adjusted Net Income Per Share(2) was $1.67 per share, $0.45 or 36.9%, higher year-over-year, reflecting our acquisition momentum over the past year as well as the net reduction in interest expense, primarily related to the repayment of our $207.0 million Second Lien Term Loan in July 2018.

(1)         Please see footnote 2 under “How We Evaluate Our Business” later in this press release.

(2)         Non-GAAP financial measures. Please see “Reconciliation of Non-GAAP Financial Measures” later in this press release for a reconciliation and more information on these measures.

Balance Sheet and Liquidity

As of September 30, 2019, cash and cash equivalents were $51.3 million and debt outstanding under the Company’s credit facilities was approximately $1.28 billion.

Of the total debt outstanding as of September 30, 2019, approximately $1.14 billion were borrowings under our First Lien Term Loan (“Term Loan”) and $140.0 million were borrowings under our First Lien Revolver (“Revolver”). Our Net Leverage Ratio(1) at September 30, 2019 was 4.27x, reflecting the impact of the Williams Jones closing.

In July 2019, we took advantage of the positive credit environment and closed on an incremental $350.0 million Term Loan (upsized by $50.0 million as a result of strong lender demand), the proceeds of which were used to reset our Revolver dry powder for M&A activity. There were no changes to the existing terms of our Term Loan or Revolver as a result of this transaction, other than an increase in the Term Loan quarterly amortization payment from $2.0 million to $2.9 million.

Our net cash provided by operating activities for the trailing four quarters ended September 30, 2019 increased to $149.6 million from $93.6 million for the trailing four quarters ended September 30, 2018. This quarter we are introducing a new measure called Cash Flow Available for Capital Allocation(2), which is cash flow available to fund our M&A activity, contingent consideration and repayment of debt. Our Cash Flow Available for Capital Allocation(2) for the trailing four quarters ended September 30, 2019 increased to $127.0 million from $91.8 million for the trailing four quarters ended September 30, 2018. These increases reflect the growth of existing partner firms and the addition of new partner firms during the last twelve months.

(1)   Please see footnote 6 under “How We Evaluate Our Business” later in this press release.

(2)   Non-GAAP financial measure. See ‘‘Reconciliation of Non-GAAP Financial Measures—Cash Flow Available for Capital Allocation.”

Teleconference, Webcast and Presentation Information

Founder, CEO and Chairman, Rudy Adolf, and Chief Financial Officer, Jim Shanahan, will host a conference call today, November 7, 2019 at 8:30 a.m. Eastern Time to discuss the Company’s 2019 third quarter results and outlook. The call can be accessed by dialing +1-877-504-6131 (inside the U.S.) or +1-786-815-8445 (outside the U.S.) and entering the passcode 2382003.

A live, listen-only webcast, together with a slide presentation titled “2019 Third Quarter Earnings Release Supplement” dated November 7, 2019, will be available under “Events” in the “Investor Relations” section of the Company’s website, www.focusfinancialpartners.com. A webcast replay of the call will be available shortly after the event at the same address.

About Focus Financial Partners Inc.

Focus Financial Partners is a leading partnership of independent, fiduciary wealth management firms. Focus provides access to best practices, resources, and continuity planning for its partner firms who serve individuals, families, employers and institutions with comprehensive wealth management services. Focus partner firms maintain their operational independence, while they benefit from the synergies, scale, economics and best practices offered by Focus to achieve their business objectives.

Cautionary Note Concerning Forward-Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s annual report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

Investor and Media Contact Information

Tina Madon

Head of Investor Relations & Corporate Communications

Tel: (646) 813-2909

tmadon@focuspartners.com

How We Evaluate Our Business

We focus on several key financial metrics in evaluating the success of our business, the success of our partner firms and our resulting financial position and operating performance. Key metrics for the three and nine months ended September 30, 2018 and 2019 include the following:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2019	2018	2019
	(dollars in thousands, except per share data)
Revenue Metrics:
Revenues	$235,701	$316,641	$663,365	$878,110
Revenue growth (1) from prior period	30.8%	34.3%	40.2%	32.4%
Organic revenue growth (2) from prior period	9.7%	22.4%	14.3%	13.8%

Management Fees Metrics (operating expense):
Management fees	$62,487	$81,112	$169,346	$217,370
Management fees growth (3) from prior period	45.0%	29.8%	46.1%	28.4%
Organic management fees growth (4) from prior period	12.7%	14.9%	18.1%	9.0%

Adjusted EBITDA Metrics:
Adjusted EBITDA (5)	$53,081	$69,364	$149,192	$186,831
Adjusted EBITDA growth (5) from prior period	25.3%	30.7%	44.5%	25.2%

Adjusted Net Income Metrics:
Adjusted Net Income (5)	$34,131	$45,648	$88,599	$122,594
Adjusted Net Income growth (5) from prior period	43.4%	33.7%	40.1%	38.4%

Adjusted Net Income Per Share Metrics:
Adjusted Net Income Per Share (5)	$0.46	$0.62	$1.22	$1.67
Adjusted Net Income Per Share growth (5) from prior period	39.4%	34.8%	38.6%	36.9%
Adjusted Shares Outstanding (5)	74,055,933	73,371,137	72,557,403	73,340,592

Other Metrics:
Net Leverage Ratio (6) at period end	3.19x	4.27x	3.19x	4.27x
Acquired Base Earnings (7)	$11,200	$16,500	$37,750	$35,138
Number of partner firms at period end (8)	58	63	58	63

(1)         Represents period-over-period growth in our GAAP revenue.

(2)         Organic revenue growth represents the period-over-period growth in revenue related to partner firms, including growth related to acquisitions of wealth management practices and customer relationships by our partner firms and partner firms that have merged, that for the entire periods presented, are included in our consolidated statements of operations for each of the entire periods presented. We believe these growth statistics are useful in that they present full-period revenue growth of partner firms on a “same store” basis exclusive of the effect of the partial period results of partner firms that are acquired during the comparable periods.

(3)         The terms of our management agreements entitle the management companies to management fees typically consisting of all Earnings Before Partner Compensation (“EBPC”) in excess of Base Earnings up to Target Earnings, plus a percentage of any EBPC in excess of Target Earnings. Management fees growth represents the period-over-period growth in GAAP management fees earned by management companies. While an expense, we believe that growth in management fees reflect the strength of the partnership.

(4)         Organic management fees growth represents the period-over-period growth in management fees earned by management companies related to partner firms, including growth related to acquisitions of wealth management practices and customer relationships by our partner firms and partner firms that have merged, that for the entire periods presented, are included in our consolidated statements of operations for each of the entire periods presented.  We believe that these growth statistics are useful in that they present full-period growth of management fees on a “same store” basis exclusive of the effect of the partial period results of partner firms that are acquired during the comparable periods.

(5)         For additional information regarding Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income Per Share and Adjusted Shares Outstanding, including a reconciliation of Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income Per Share to the most directly comparable GAAP financial measure, please read “Reconciliation of Non-GAAP Financial Measures—Adjusted EBITDA” and “Reconciliation of Non-GAAP Financial Measures —Adjusted Net Income and Adjusted Net Income Per Share.”

(6)         Net Leverage Ratio represents the First Lien Leverage Ratio (as defined in our Credit Agreement), and means the ratio of amounts outstanding under the Term Loan and Revolver plus other outstanding debt obligations secured by a lien on the assets of Focus LLC (excluding letters of credit other than unpaid drawings thereunder) minus unrestricted cash and cash equivalents to Consolidated EBITDA (as defined in our Credit Agreement).

(7)         The terms of our management agreements entitle the management companies to management fees typically consisting of all future EBPC of the acquired wealth management firm in excess of Base Earnings up to Target Earnings, plus a percentage of any EBPC in excess of Target Earnings. Acquired Base Earnings is equal to our retained cumulative preferred position in Base Earnings. We are entitled to receive these earnings notwithstanding any earnings that we are entitled to receive in excess of Target Earnings. Base Earnings may change in future periods for various business or contractual matters. For example, from time to time when a partner firm consummates an acquisition, the management agreement among the partner firm, the management company and the principals is amended to adjust Base Earnings and Target Earnings to reflect the projected post-acquisition earnings of the partner firm.

(8)         Represents the number of partner firms on the last day of the period presented. The number includes new partner firms acquired during the period reduced by any partner firms that merged with existing partner firms prior to the last day of the period.

Unaudited Condensed Consolidated Financial Statements

FOCUS FINANCIAL PARTNERS INC.

Unaudited condensed consolidated statements of operations

(in thousands, except share and per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2018	2019	2018	2019
REVENUES:
Wealth management fees	$220,235	$299,348	$620,886	$825,728
Other	15,466	17,293	42,479	52,382
Total revenues	235,701	316,641	663,365	878,110
OPERATING EXPENSES:
Compensation and related expenses	107,382	111,829	262,004	318,808
Management fees	62,487	81,112	169,346	217,370
Selling, general and administrative	43,832	58,665	121,612	170,658
Management contract buyout	—	—	—	1,428
Intangible amortization	23,616	34,898	65,400	94,860
Non-cash changes in fair value of estimated contingent consideration	10,564	14,435	28,879	25,696
Depreciation and other amortization	2,077	2,797	6,121	7,535
Total operating expenses	249,958	303,736	653,362	836,355
INCOME (LOSS) FROM OPERATIONS	(14,257)	12,905	10,003	41,755
OTHER INCOME (EXPENSE):
Interest income	432	291	809	827
Interest expense	(12,996)	(15,852)	(45,480)	(43,135)
Amortization of debt financing costs	(828)	(919)	(2,716)	(2,483)
Gain on sale of investment	—	—	5,509	—
Loss on extinguishment of borrowings	(7,060)	—	(21,071)	—
Other (expense) income—net	(525)	9	(229)	(695)
Income from equity method investments	55	53	208	696
Total other expense—net	(20,922)	(16,418)	(62,970)	(44,790)
LOSS BEFORE INCOME TAX	(35,179)	(3,513)	(52,967)	(3,035)
INCOME TAX EXPENSE (BENEFIT)	3,745	(3,905)	5,667	(3,701)
NET INCOME (LOSS)	(38,924)	392	(58,634)	666
Non-controlling interest	28,726	881	48,436	(1,539)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(10,198)	$1,273	$(10,198)	$(873)
Income (loss) per share of Class A common stock:
Basic	$(0.24)	$0.03	$(0.24)	$(0.02)
Diluted	$(0.24)	$0.03	$(0.24)	$(0.02)
Weighted average shares of Class A common stock outstanding:
Basic	42,351,043	47,044,507	42,351,043	46,653,820
Diluted	42,351,043	47,058,613	42,351,043	46,653,820

FOCUS FINANCIAL PARTNERS INC.

Unaudited condensed consolidated balance sheets

(in thousands, except share and per share data)

	December 31,	September 30,
	2018	2019
ASSETS
Cash and cash equivalents	$33,213	$51,263
Accounts receivable less allowances of $576 at 2018 and $800 at 2019	98,596	130,384
Prepaid expenses and other assets	76,150	79,064
Fixed assets—net	24,780	40,227
Operating lease assets	—	167,866
Debt financing costs—net	12,340	10,319
Deferred tax assets—net	70,009	77,919
Goodwill	860,495	1,073,283
Other intangible assets—net	762,195	1,014,303
TOTAL ASSETS	$1,937,778	$2,644,628
LIABILITIES AND EQUITY
LIABILITIES
Accounts payable	$8,935	$10,456
Accrued expenses	36,252	61,337
Due to affiliates	39,621	40,151
Deferred revenue	6,215	8,653
Other liabilities	158,497	204,173
Operating lease liabilities	—	183,491
Borrowings under credit facilities (stated value of $838,985 and $1,282,079 at December 31, 2018 and September 30, 2019, respectively)	836,582	1,275,551
Tax receivable agreements obligations	39,156	47,242
TOTAL LIABILITIES	1,125,258	1,831,054
EQUITY
Class A common stock, par value $0.01, 500,000,000 shares authorized; 46,265,903 and 47,255,907 shares issued and outstanding at December 31, 2018 and September 30, 2019, respectively	462	472
Class B common stock, par value $0.01, 500,000,000 shares authorized; 22,823,272 and 22,198,665 shares issued and outstanding at December 31, 2018 and September 30, 2019, respectively	228	222
Additional paid-in capital	471,386	502,341
Accumulated deficit	(590)	(1,463)
Accumulated other comprehensive loss	(1,824)	(3,576)
Total shareholders’ equity	469,662	497,996
Non-controlling interests	342,858	315,578
Total equity	812,520	813,574
TOTAL LIABILITIES AND EQUITY	$1,937,778	$2,644,628

FOCUS FINANCIAL PARTNERS INC.

Unaudited condensed consolidated statements of cash flows

(in thousands)

	For the nine months ended
	September 30,
	2018	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(58,634)	$666
Adjustments to reconcile net income (loss) to net cash provided by operating activities—net of effect of acquisitions:
Intangible amortization	65,400	94,860
Depreciation and other amortization	6,121	7,535
Amortization of debt financing costs	2,716	2,483
Non-cash equity compensation expense	31,612	13,375
Non-cash changes in fair value of estimated contingent consideration	28,879	25,696
Income from equity method investments	(208)	(696)
Distributions received from equity method investments	739	668
Other non-cash items	787	117
Loss on extinguishment of borrowings	19,001	—
Changes in cash resulting from changes in operating assets and liabilities:
Accounts receivable	(30,172)	(30,367)
Prepaid expenses and other assets	(6,035)	(4,820)
Accounts payable	1,219	1,240
Accrued expenses	21,382	39,968
Due to affiliates	7,503	365
Other liabilities	(6,315)	(21,964)
Deferred revenue	2,223	794
Net cash provided by operating activities	86,218	129,920
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions and contingent consideration—net of cash acquired	(296,821)	(494,336)
Purchase of fixed assets	(6,326)	(20,758)
Investment and other	(24,300)	—
Net cash used in investing activities	(327,447)	(515,094)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	250,000	939,125
Repayments of borrowings under credit facilities	(449,019)	(496,906)
Proceeds from issuance of common stock, net	565,160	—
Payments in connection with unit redemption, net	(61,539)	—
Contingent consideration paid	(10,286)	(20,514)
Payments of debt financing costs	(4,612)	(3,743)
Proceeds from exercise of stock options	—	796
Payments on finance lease obligations	(147)	(138)
Distributions for unitholders	(1,308)	(15,225)
Net cash provided by financing activities	288,249	403,395
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(97)	(171)
CHANGE IN CASH AND CASH EQUIVALENTS	46,923	18,050
CASH AND CASH EQUIVALENTS:
Beginning of period	51,455	33,213
End of period	$98,378	$51,263

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is defined as net income (loss) excluding interest income, interest expense, income tax expense (benefit), amortization of debt financing costs, intangible amortization and impairments, if any, depreciation and other amortization, non-cash equity compensation expense, non-cash changes in fair value of estimated contingent consideration, gain on sale of investment, loss on extinguishment of borrowings, other expense/income, net, other one-time transaction expenses, and management contract buyout, if any. We believe that Adjusted EBITDA, viewed in addition to and not in lieu of, our reported GAAP results, provides additional useful information to investors regarding our performance and overall results of operations for various reasons, including the following:

•                  Non-cash equity grants made to employees or non-employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time; stock-based compensation expense is not a key measure of our operating performance;

•                  Contingent consideration or earn outs can vary substantially from company to company and depending upon each company’s growth metrics and accounting assumption methods, the non-cash changes in fair value of estimated contingent consideration is not considered a key measure in comparing our operating performance; and

•                  Amortization expenses can vary substantially from company to company and from period to period depending upon each company’s financing and accounting methods; the fair value and average expected life of acquired intangible assets and the method by which assets were acquired; the amortization of intangible assets obtained in acquisitions are not considered a key measure in comparing our operating performance.

We use Adjusted EBITDA:

•                  As a measure of operating performance;

•                  For planning purposes, including the preparation of budgets and forecasts;

•                  To allocate resources to enhance the financial performance of our business; and

•                  To evaluate the effectiveness of our business strategies.

Adjusted EBITDA does not purport to be an alternative to net income (loss) or cash flows from operating activities. The term Adjusted EBITDA is not defined under GAAP, and Adjusted EBITDA is not a measure of net income (loss), operating income or any other performance or liquidity measure derived in accordance with GAAP. Therefore, Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•                  Adjusted EBITDA does not reflect all cash expenditures, future requirements for capital expenditures or contractual commitments;

•                  Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; and

•                  Adjusted EBITDA does not reflect the interest expense on our debt or the cash requirements necessary to service interest or principal payments.

In addition, Adjusted EBITDA can differ significantly from company to company depending on strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We compensate for these limitations by relying also on the GAAP results and using Adjusted EBITDA as supplemental information.

Set forth below is a reconciliation of net income (loss) to Adjusted EBITDA for the three and nine months ended September 30, 2018 and 2019:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2019	2018	2019
	(in thousands)
Net income (loss)	$(38,924)	$392	$(58,634)	$666
Interest income	(432)	(291)	(809)	(827)
Interest expense	12,996	15,852	45,480	43,135
Income tax expense (benefit)	3,745	(3,905)	5,667	(3,701)
Amortization of debt financing costs	828	919	2,716	2,483
Intangible amortization	23,616	34,898	65,400	94,860
Depreciation and other amortization	2,077	2,797	6,121	7,535
Non-cash equity compensation expense	24,057	4,276	31,612	13,375
Non-cash changes in fair value of estimated contingent consideration	10,564	14,435	28,879	25,696
Gain on sale of investment	—	—	(5,509)	—
Loss on extinguishment of borrowings	7,060	—	21,071	—
Other expense (income), net	525	(9)	229	695
Management contract buyout	—	—	—	1,428
Other one-time transaction expenses	6,969	—	6,969	1,486
Adjusted EBITDA	$53,081	$69,364	$149,192	$186,831

Adjusted Net Income and Adjusted Net Income Per Share

We analyze our performance using Adjusted Net Income and Adjusted Net Income Per Share. Adjusted Net Income and Adjusted Net Income Per Share are non-GAAP measures. We define Adjusted Net Income as net income (loss) excluding income tax expense (benefit), amortization of debt financing costs, intangible amortization and impairments, if any, non-cash equity compensation expense, non-cash changes in fair value of estimated contingent consideration, gain on sale of investment, loss on extinguishment of borrowings,  management contract buyout, if any, and other one-time transaction expenses. The calculation of Adjusted Net Income also includes adjustments to reflect (i) a pro forma 27% income tax rate assuming all earnings of Focus LLC were recognized by Focus Inc. and no earnings were attributable to non-controlling interests and (ii) tax adjustments from intangible asset related income tax benefits from acquisitions based on a pro forma 27% tax rate.

Adjusted Net Income Per Share is calculated by dividing Adjusted Net Income by the Adjusted Shares Outstanding. Adjusted Shares Outstanding includes: (i) the weighted average shares of Class A common stock outstanding during the periods, (ii) the weighted average incremental shares of Class A common stock related to stock options and unvested Class A common stock, if any, outstanding during the periods, (iii) the weighted average number of Focus LLC common units outstanding during the periods (assuming that 100% of such Focus LLC common units have been exchanged for Class A common stock) and (iv) the weighted average number of common unit equivalents of Focus LLC vested and unvested incentive units outstanding during the periods based on the closing price of our Class A common stock on the last trading day of the periods (assuming that 100% of such Focus LLC common units have been exchanged for Class A common stock).

We believe that Adjusted Net Income and Adjusted Net Income Per Share, viewed in addition to and not in lieu of, our reported GAAP results, provide additional useful information to investors regarding our performance and overall results of operations for various reasons, including the following:

•                  Non-cash equity grants made to employees or non-employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time; stock-based compensation expense is not a key measure of our operating performance;

•                  Contingent consideration or earn outs can vary substantially from company to company and depending upon each company’s growth metrics and accounting assumption methods; the non-cash changes in fair value of estimated contingent consideration is not considered a key measure in comparing our operating performance; and

•                  Amortization expenses can vary substantially from company to company and from period to period depending upon each company’s financing and accounting methods, the fair value and average expected life of acquired intangible assets and the method by which assets were acquired; the amortization of intangible assets obtained in acquisitions are not considered a key measure in comparing our operating performance.

Adjusted Net Income and Adjusted Net Income Per Share do not purport to be an alternative to net income (loss) or cash flows from operating activities. The terms Adjusted Net Income and Adjusted Net Income Per Share are not defined under GAAP, and Adjusted Net Income and Adjusted Net Income Per Share are not a measure of net income (loss), operating income or any other performance or liquidity measure derived in accordance with GAAP. Therefore, Adjusted Net Income and Adjusted Net Income Per Share have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•                  Adjusted Net Income and Adjusted Net Income Per Share do not reflect all cash expenditures, future requirements for capital expenditures or contractual commitments;

•                  Adjusted Net Income and Adjusted Net Income Per Share do not reflect changes in, or cash requirements for, working capital needs; and

•                  Other companies in the financial services industry may calculate Adjusted Net Income and Adjusted Net Income Per Share differently than we do, limiting its usefulness as a comparative measure.

In addition, Adjusted Net Income and Adjusted Net Income Per Share can differ significantly from company to company depending on strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We compensate for these limitations by relying also on the GAAP results and use Adjusted Net Income and Adjusted Net Income Per Share as supplemental information.

Set forth below is a reconciliation of net income (loss) to Adjusted Net Income and Adjusted Net Income Per Share for the three and nine months ended September 30, 2018 and 2019:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2019	2018	2019
	(dollars in thousands, except per share data)
Net income (loss)	$(38,924)	$392	$(58,634)	$666
Income tax expense (benefit)	3,745	(3,905)	5,667	(3,701)
Amortization of debt financing costs	828	919	2,716	2,483
Intangible amortization	23,616	34,898	65,400	94,860
Non-cash equity compensation expense	24,057	4,276	31,612	13,375
Non-cash changes in fair value of estimated contingent consideration	10,564	14,435	28,879	25,696
Gain on sale of investment	—	—	(5,509)	—
Loss on extinguishment of borrowings	7,060	—	21,071	—
Management contract buyout	—	—	—	1,428
Other one-time transaction expenses(1)	7,535	—	7,535	1,486
Subtotal	38,481	51,015	98,737	136,293
Pro forma income tax expense (27%)	(10,390)	(13,774)	(26,659)	(36,799)
Tax Adjustments(2)	6,040	8,407	16,521	23,100
Adjusted Net Income	$34,131	$45,648	$88,599	$122,594
Adjusted Shares Outstanding	74,055,933	73,371,137	72,557,403	73,340,592
Adjusted Net Income Per Share	$0.46	$0.62	$1.22	$1.67
Calculation of Adjusted Shares Outstanding:
Weighted average shares of Class A common stock outstanding—basic(3)	42,351,043	47,044,507	42,351,043	46,653,820
Adjustments:
Weighted average incremental shares of Class A common stock related to stock options and unvested Class A common stock(4)	130,411	14,106	130,411	15,773
Weighted average Focus LLC common units outstanding(5)	22,695,798	22,275,034	22,565,761	22,513,950
Weighted average common unit equivalent of Focus LLC incentive units outstanding(6)	8,878,681	4,037,490	7,510,188	4,157,049
Adjusted Shares Outstanding	74,055,933	73,371,137	72,557,403	73,340,592

(1)   In 2018, primarily relates to one-time expenses related to (a) cash compensation of $5,926, which were recorded in compensation and related expenses, in connection with the IPO and Reorganization Transactions and (b) transaction expenses of $648, which were recorded in selling, general and administrative expenses, associated with the acquisition of Loring Ward. In 2019, relates to one-time expenses related to (a) Loring Ward severance cash compensation of $280 during the three months ended March 31, 2019, which were recorded in compensation and related expenses and (b) transaction expenses of $786 and $420, associated with the acquisition of Loring Ward, which were recorded in selling, general and administrative expenses during the three months ended March 31, 2019 and June 30, 2019, respectively.

(2)   As of September 30, 2019, estimated tax adjustments from intangible asset related income tax benefits from closed acquisitions based on a pro forma 27% tax rate for the next 12 months is $34,532.

(3)   Represents our GAAP weighted average Class A common stock outstanding—basic.

(4)   The incremental shares for the three and nine months ended September  30, 2018 related to unvested Class A common stock and stock options as calculated using the treasury stock method were not included in the calculation of the GAAP weighted average shares of Class A common stock—diluted for the three and nine months ended September 30, 2018 as the result would have been anti-dilutive. The incremental shares for the nine months ended September 30, 2019 related to unvested Class A common stock as calculated using the treasury stock method were not included in the calculation of the GAAP weighted average shares of Class A common stock—diluted for the nine months ended September 30, 2019 as the result would have been anti-dilutive.

(5)   Assumes that 100% of the Focus LLC common units were exchanged for Class A common stock.

(6)   Assumes that 100% of the vested and unvested Focus LLC incentive units were converted into Focus LLC common units based on the closing price of our Class A common stock at the end of the respective period and such Focus LLC common units were exchanged for Class A common stock.

Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation

To supplement our statements of cash flows presented on a GAAP basis, we use non-GAAP liquidity measures on a trailing 4-quarter basis to analyze cash flows generated from our operations. We consider Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation to be liquidity measures that provide useful information to investors about the amount of cash generated by the business and are two factors in evaluating the amount of cash available to pay contingent consideration, make strategic acquisitions and repay outstanding borrowings. Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation do not represent our residual cash flow available for discretionary expenditures as they do not deduct our mandatory debt service requirements and other non-discretionary expenditures. We define Adjusted Free Cash Flow as net cash provided by operating activities, less purchase of fixed assets, distributions for unitholders and payments under tax receivable agreements (if any). We define Cash Flow Available for Capital Allocation as Adjusted Free Cash Flow plus the portion of contingent consideration paid which is classified as operating cash flows under GAAP. Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation are not defined under GAAP and should not be considered as alternatives to net cash from operating, investing or financing activities. In addition, Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation can differ significantly from company to company.

Set forth below is a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation for the trailing 4-quarters ended September 30, 2018 and 2019:

	Trailing 4-Quarters Ended
	September 30,
	2018	2019
	(in thousands)
Net cash provided by operating activities	$93,579	$149,621
Purchase of fixed assets	(8,330)	(23,538)
Distributions for unitholders	(1,894)	(16,661)
Payments under tax receivable agreements	—	—
Adjusted Free Cash Flow	$83,355	$109,422
Portion of contingent consideration paid included in operating activities (1)	8,483	17,579
Cash Flow Available for Capital Allocation (2)	$91,838	$127,001

(1)         A portion of contingent consideration paid is classified as operating cash outflows in accordance with GAAP. Contingent consideration paid classified as operating cash outflows for each of the trailing 4-quarters ended September 30, 2018 was $0.8 million, $1.5 million, $1.6 million and $4.6 million, respectively, totaling $8.5 million for the trailing 4-quarters ended September 30, 2018.  Contingent consideration paid classified as operating cash outflows for each of the trailing 4-quarters ended September 30, 2019 was $3.6 million, $9.2 million, $4.0 million and $0.8 million, respectively, totaling $17.6 million for the trailing 4-quarters ended September 30, 2019.

(2)         Cash Flow Available for Capital Allocation excludes all contingent consideration that was included in either operating, investing or financing activities of our consolidated statements of cash flows.

Supplemental Information

Economic Ownership

The following table provides supplemental information regarding the economic ownership of Focus Financial Partners, LLC as of September 30, 2019:

	September 30, 2019
	Interest	%
Economic Ownership of Focus Financial Partners, LLC Interests:
Focus Financial Partners Inc. (1)	47,255,907	64.3%
Non-Controlling Interests (2)	26,205,259	35.7%
Total	73,461,166	100.0%

(1)   Includes 106,578 unvested common units.

(2)   Includes 4,006,594 Focus LLC common units issuable upon conversion of the outstanding 17,748,891 vested and unvested incentive units (assuming vesting of the unvested incentive units and a September 30, 2019 period end value of the Focus LLC common units equal to $23.80).

Class A and Class B Common Stock Outstanding

The following table provides supplemental information regarding the Company’s Class A and Class B common stock:

	Q3 2019 Weighted Average Outstanding	Number of Shares Outstanding at September 30, 2019	Number of Shares Outstanding at November 5, 2019
Class A	47,044,507	47,255,907	47,255,907
Class B	22,275,034	22,198,665	22,198,665

Incentive Units

The following table provides supplemental information regarding the outstanding Focus LLC vested and unvested Incentive Units (“IUs”) at September 30, 2019. The vested IUs in future periods can be exchanged into shares of Class A common stock (after conversion into a number of Focus LLC common units that takes into account the then-current value of common units and such IUs aggregate hurdle amount), and therefore, the Company calculates the Class A common stock equivalent of such IUs for purposes of calculating Adjusted Net Income Per Share.  The period-end share price of the Company’s Class A common stock is used to calculate the intrinsic value of the outstanding Focus LLC IUs in order to calculate a Focus LLC common unit equivalent of the Focus LLC IUs.

Focus Financial Partners, LLC Incentive Units by Hurdle at September 30, 2019:

Hurdle Rates	Number Outstanding
$1.42	175,421
$5.50	97,798
$6.00	56,702
$7.00	482,545
$9.00	1,984,779
$11.00	1,218,595
$12.00	520,000
$13.00	831,416
$14.00	56,205
$16.00	168,552
$17.00	80,000
$19.00	865,633
$21.00	3,975,500
$22.00	1,289,667
$23.00	524,828
$27.00	29,484
$28.50	1,646,766
$33.00	3,715,000
$36.64	30,000
17,748,891